EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Cesca Therapeutics Inc. on Form S-3 of our report dated September 20, 2016, with respect to our audits of the consolidated financial statements of Cesca Therapeutics Inc. as of June 30, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Cesca Therapeutics Inc. for the year ended June 30, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

January 19, 2017